EXHIBIT 99.1


                        OCCIDENTAL PETROLEUM CORPORATION
              1996 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                       (AS AMENDED THROUGH APRIL 30, 2004)


1. PURPOSE. The purpose of the Occidental Petroleum Corporation 1996 Restricted Stock Plan for Non-Employee Directors (the "Plan") is to provide ownership of Occidental Petroleum Corporation's ("Occidental") Common Stock to Non-Employee Directors in order to more closely align director and stockholder interests, to provide a competitive compensation program for directors and to enhance Occidental's ability to attract and retain top-quality directors.

2.   ADMINISTRATION OF THE PLAN.

     (a) Members of the Committee. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"). Members of the Committee shall be appointed from time to time by the Board and shall serve at the pleasure of the Board. Any Committee member may resign at any time upon written notice to the Board.

     (b) Authority of the Committee. The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of Occidental, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. Determinations made with respect to any individual Non-Employee Director shall be made without participation by such Non-Employee Director in such determination. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

3. STOCK RESERVED FOR THE PLAN. The number of shares of Common Stock authorized for issuance under the Plan is 250,000, subject to adjustment pursuant to Section 8 hereof. Shares of Common Stock delivered hereunder may be Common Stock of original issuance or Common Stock held in treasury, or a combination thereof.

4.   AWARDS OF RESTRICTED STOCK.

     (a) Annual Awards. On the first business day following each annual meeting commencing with the 1999 Annual Meeting, each Non-Employee Director who is then a member of the Board shall be awarded two thousand five hundred (2,500) whole shares of Restricted Stock.

     (b) Special Awards. On the first business day following each annual meeting, each Non-Employee Director who is then serving as a Chairman of one or more committees of the Board or as Lead Independent Director shall be awarded three hundred (300) whole shares of Restricted Stock with respect to each such position, in addition to any Award he or she may be granted pursuant to Section 4(a) above.

     (c) Interim Awards. If a Non-Employee Director is elected other than at an annual meeting, then on the first business day following his or her election as a member of the Board, such newly elected Non-Employee Director shall be awarded the number of shares (rounded to the nearest whole share) of Restricted Stock equal to two thousand five hundred (2,500) multiplied by a fraction, the numerator of which is the number of regularly scheduled Board meetings remaining between the date of his or her election and the next annual meeting and the denominator of which is the number of regularly scheduled Board meetings between the most recent annual meeting and the next annual meeting.


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     (d) Effectiveness of Awards. Notwithstanding anything in this Plan to the contrary, no Award made pursuant to the Plan or any amendment to the Plan shall be effective prior to the requisite approval of the Plan or such amendment by the stockholders of Occidental. In the event requisite stockholder approval is not obtained, the Plan, and any Award thereunder, shall be null and void.

5. TERMS AND CONDITIONS OF AWARDS. Restricted Stock awarded to a Non-Employee Director under the Plan shall be subject to the following restrictions:

     (a) During the period of the director's service as a member of the Board (the "Restriction Period"), any shares of Common Stock awarded under the Plan shall not be sold, assigned, pledged, hypothecated or otherwise transferred or encumbered. During the Restriction Period, the certificate representing such shares of Common Stock shall contain a statement referring to the restrictions contained in this Section 5(a) and such certificate shall be held by the Company. Except as provided in Section 9, as soon as practicable after the lapse of restrictions applicable to Restricted Stock, all shares of Restricted Stock held by the Company for the benefit of a Non-Employee Director shall be given to such Non-Employee Director, free and clear of any restrictions applicable thereto during the Restriction Period.

     (b) Whenever cash dividends are paid by Occidental on outstanding Common Stock, each Non-Employee Director will receive in cash all dividends paid on the Restricted Stock then held by the Company for the benefit of such Non-Employee Director on the record date for the dividend. Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

     (c) Each Non-Employee Director hereunder may designate from time to time any beneficiary or beneficiaries (who may be designated concurrently, contingently or successively) to whom any shares of Restricted Stock and any cash amounts are to be paid in case of the Non-Employee Director's death before receipt of any part or all of such Restricted Stock and cash. Each designation will revoke all prior designations by the Non-Employee Director, shall be in a form prescribed by the Committee, and will be effective only when filed by the Non-Employee Director, in writing, with the Secretary of Occidental. Reference in the Plan to a Non-Employee Director's "beneficiary" at any date shall include such persons designated as concurrent beneficiaries on the Non-Employee Director's beneficiary designation form then in effect. In the absence of any such designation, any shares of Restricted Stock being held by the Company for the benefit of such Non-Employee Director at the time of his or her death may, in the sole discretion of the Committee, be paid to such Non-Employee Director's estate in a cash lump sum.

6. FOREIGN PARTICIPANTS. In order to facilitate the making of an Award, the Board may provide for such special terms for Awards to Non-Employee Directors who are foreign nationals, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of Occidental may certify any such document as having been approved and adopted in the same manner as the Plan; provided that, no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate the inconsistency without further approval by the stockholders of Occidental.


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7.   CHANGE IN CONTROL. Upon the occurrence of a Change in Control, all restrictions affecting Restricted Shares shall lapse and such shares shall be delivered to each Non-Employee Director as soon as practicable thereafter; provided that, the Committee may, in its sole discretion authorize the payment of cash, in lieu of the issuance of such shares.

8. ADJUSTMENTS. The Board may make or provide for such adjustments in the number of shares of Restricted Stock awarded under the Plan, as the Board may in good faith determine to be required in order to prevent dilution or expansion of the rights of Non-Employee Directors that otherwise would result from (i) any stock dividend, stock split, combination of shares recapitalization or other change in the capital structure of the Company or (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding Restricted Stock Awards under the Plan such alternative consideration as it may in good faith determine to be appropriate under the circumstances and may require the surrender of all Awards so replaced. Moreover, the Board may, on or after the date of any Award, provide in the agreement evidencing such Award that the Non-Employee Director may elect to receive an equivalent Award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having similar effect, or the Board may provide that the Non-Employee Director will automatically be entitled to receive such an equivalent Award. The Board may also provide for such adjustments in the maximum number of shares of Common Stock specified in Section 3 as the Board, in good faith, determines to be appropriate in order to reflect any transaction or event described in this Section 8.

9. WITHHOLDING. Occidental shall defer making payments or deliveries under the Plan until satisfactory arrangements have been made for the payment of any federal, state, local or foreign taxes (whether or not required to be withheld) with respect to such payment or delivery. At the discretion of the Committee, any such arrangements may without limitation include relinquishment of a portion of any such payment or benefit or the surrender of outstanding Common Stock, and any agreement pertaining to an Award may make such relinquishment the mandatory form of satisfying such taxes. The Committee may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

10.  RIGHTS OF NON-EMPLOYEE DIRECTORS.

     (a) Retention as Non-Employee Director. Nothing contained in the Plan or with respect to any Award shall interfere with or limit in any way the right of the stockholders of Occidental to remove any Non-Employee Director from the Board, nor confer upon any Non-Employee Director any right to continue in the service of Occidental as a Non-Employee Director.

     (b) Nontransferability. No right or interest of any Non-Employee Director in any Award shall be assignable or transferable during the lifetime of the Non-Employee Director, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Non-Employee Director's death, a Non-Employee Director's rights and interests in his or her Award shall be transferable by testamentary will or the laws of descent and distribution. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.


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     (c) Except to the extent restricted under the terms of an agreement evidencing a grant of Restricted Stock, a Non-Employee Director awarded such stock shall have all of the rights of a stockholder, including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

11. AMENDMENT; TERMINATION. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided that, no amendment which requires stockholder approval shall be effective unless the same shall be approved by the stockholders of Occidental entitled to vote thereon. Stockholder approval shall be required for any amendment to the Plan that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Non-Employee Director, without such Non-Employee Director's consent."

12.  GENERAL RESTRICTIONS.

     (a) Regulations and Offer Approvals. The obligation of Occidental to deliver Common Stock with respect to any Award under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

     (b) Each Award granted under the Plan is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, such Award or the issuance of Common Stock, no such Award or payment shall be made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee. Nothing herein shall be deemed to require Occidental to apply for or to obtain such listing, registration or qualification.

     (c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and Occidental may require any Non-Employee Director to whom Common Stock is granted, as a condition of receiving such Common Stock, to give written assurances in substance and form satisfactory to Occidental and its counsel to the effect that such person is acquiring the Common Stock for his or her own account and not with any present intention of selling or otherwise distributing the same, and to such other effects as Occidental deems necessary or appropriate in order to comply with federal and applicable state securities laws.

13. GOVERNING LAW. The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

14. PLAN INTERPRETATION. The Plan is intended to comply with Rule 16b-3 and shall be construed to so comply.

15. HEADINGS. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

16. TERM OF PLAN. This Plan shall become effective on the Effective Date, and shall remain in effect for ten (10) years from such date, unless sooner terminated by the Board.


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17.  DEFINITIONS. For purposes of the Plan, the following terms shall have the following meanings:

     (a)  "Award" means any award of Restricted Stock under the Plan.

     (b)  "Board" means the Board of Directors of Occidental.

     (c) "Change in Control" means a change in control of Occidental, which shall be deemed to have occurred if:

          (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of Occidental or any company owned, directly or indirectly, by the stockholders of Occidental in substantially the same proportions as their ownership of the Common Stock of Occidental), is or becomes, after the Effective Date of the Plan, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Occidental (not including in the securities beneficially owned by such person any securities acquired directly from Occidental or its affiliates) representing 50 percent (50%) or more of the combined voting power of Occidental's then-outstanding securities; or

          (ii) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Occidental to effect a transaction described in clause (i),
          (iii), or (iv) of this definition) whose election by the Board or nomination for election by Occidental's stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

          (iii) the stockholders of Occidental approve a merger or consolidation of Occidental with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Occidental outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under any employee benefit plan of Occidental, at least 50 percent of the combined voting power of the voting securities of Occidental or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Occidental (or similar transaction) in which no person acquires more than 50 percent (50%) of the combined voting power of Occidental's then-outstanding securities; or (iv) the stockholders of Occidental approve a plan of complete liquidation of Occidental or an agreement for the sale or disposition of all or substantially all of Occidental's assets; provided that, prior to the occurrence of any of the events described in clauses (i) through (iii) above, the Board may determine that such an event shall not constitute a Change of Control for purposes of the Plan.

     (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

     (e) "Common Stock" means shares of the common stock, par value $.20 per share, of Occidental.

     (f) "Company" means Occidental Petroleum Corporation and its subsidiaries, collectively.

     (g) "Effective Date" means April 26, 1996 or the date of approval of the Plan by the stockholders of Occidental, whichever comes first.


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     (h)  "Exchange Act" means the Securities Exchange Act of 1934, as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

     (i) "Fair Market Value" means the per share fair market value of Common Stock as determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Common Stock as of a particular date shall mean (i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

     (j) "Non-Employee Director" means a member of the Board who is neither an officer nor employee of the Company.

     (k) "Plan" means this Occidental Petroleum Corporation 1996 Restricted Stock Plan For Non-Employee Directors.

     (l) "Restriction Period" means, in respect of Restricted Stock, the period referenced in Section 5(a).

     (m) "Restricted Stock" means a grant of shares of Common Stock, which shares are subject to the restrictions on transfer described in Section 5(a).

     (n) "Rule 16b-3" means Rule 16b-3, as promulgated and amended from time to time by the Securities and Exchange Commission under the Exchange Act, or any successor rule to the same effect.